Exhibit 107
Calculation of Filing Fee Table
Form S-1
(Form Type)
Smith Micro Software, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (3)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.001 per share(4)	457(c)	2,043,700	$2.22	$4,537,014	0.0001476	$669.66
Total Offering Amounts						$4,537,014		$
Total Fees Previously Paid								—
Total Fee Offsets								—
Net Fee Due								$669.66
(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares of Common Stock offered hereby also include an indeterminate number of additional shares of Common Stock as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.
(2) Estimated at $2.22 per share of Common Stock, the average of the high ($2.25) and low ($2.1827) prices for the registrant’s Common Stock as reported on the Nasdaq Capital Market on June 24, 2024 (rounded to the nearest cent), solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act.
(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act.
(4) Represents the resale of 2,043,700 shares of Common Stock, which is the maximum number of shares issuable upon the exercise of warrants to purchase one share of Common Stock issued to the Selling Stockholders on May 14, 2024.